EXHIBIT 99.1 News release dated May 9, 2007 regarding our credit facility.

Across America Real Estate Secures Additional $25 Million Senior Credit Facility

DENVER, COLORADO, May 9th, 2007 – Across America Real Estate Corp. (OTCBB: AARD) a provider of 100% construction financing to retail developers and franchisors announced the completion of a $25 million senior credit facility with United Western Bank, based in Denver, CO. Combined with the Company’s existing $10 million senior credit facility and its $26 million in equity and subordinated debt lines, Across America Real Estate has over $60 million of total capital sources available for deployment to build small box retail and restaurant projects.

“We are very pleased to begin this financial partnership with United Western Bank,” said President and CEO, Ann Schmitt. “As we continue to leverage our opportunities in the small-box commercial retail market, this facility gives us the strength and flexibility to continue and expand our aggressive national growth strategy going forward.”

“We have been monitoring the progress of Across America Real Estate since their inception and quickly became impressed with their market strategy and management team,” said United Western Bank Denver Region President, David Livingston. “United Western Bank is pleased to provide this senior credit facility to allow Across America to continue their national presence in commercial retail development.”

Across America Real Estate, based in Denver, CO, has partnered with national retailers and their developers in the small box retail and restaurant market niche, such as Starbucks, FedEx Kinko’s, Lone Star Steakhouse and Saloon, International House of Pancakes, Checker Auto Parts, Family Dollar, and Econolube.

About Across America Real Estate Corp.
Based in Denver, Colorado, Across America Real Estate Corp. (AARD.OB) partners with national retailers and their developers to provide 100% project funding for rapid retail expansion. The Company operates in the niche that is the single pad small box retail market in the commercial real estate industry. Across America strives to create financing solutions for increasing retail productivity and profit. Please visit us at our website www.acrossamerica.com.

For more information please contact:
Doug Backman
DB Marketing Ltd.
303 468-3974
doug@dbmarketingltd.com

The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward- looking statements regarding us are subject to certain risks and uncertainties posed by many factors and events that could cause our actual predictions of economic performance and management’s plans and objectives to differ materially from those that may be anticipated by such forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in AARD’s Securities and Exchange Commission filings; completion of due diligence and certain other pre-closing conditions for all incomplete transactions; economic downturns affecting the operations of AARD, its subsidiaries or proposed transactions; the inability to initiate or complete any transaction; adverse financial performance by AARD or any of its subsidiaries; adverse equity market conditions and declines in the value of AARD common stock; and the unavailability of financing to complete management’s plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and AARD disclaims any intent or obligation to update these forward-looking statements.